Exhibit 99.1

News

Abbott Laboratories
Corporate Communications
Abbott Park, Illinois 60064-6096
For Immediate Release

Contact:
Media
Melissa Brotz
(847) 935-3456

Financial Community
John Thomas
(847) 938-2655

WILLIAM M. DALEY NAMED TO ABBOTT BOARD OF DIRECTORS

ABBOTT PARK, Ill., Oct. 8, 2004 – Abbott Laboratories today announced that William M. Daley, chairman of the Midwest for JPMorgan Chase & Co., was named to the Abbott Board of Directors, effective immediately.

“We welcome Mr. Daley to the Abbott Board,” said Miles D. White, chairman and chief executive officer, Abbott Laboratories. “He is a respected businessman and public servant and brings a wealth of global business experience and perspective to the board.”

Daley is the senior executive of the Midwest region across businesses and serves on the JPMorgan Chase & Co. Executive Committee and on its International Council. Daley joined JPMorgan Chase & Co. earlier this year after serving as president of SBC Communications for three years. In 2000, he coordinated the effort for permanent Normal Trade Relations with China and chaired Vice President Al Gore’s U.S. presidential campaign. Daley served as U.S. Secretary of Commerce under President Bill Clinton from 1997 to 2000. As Special Counsel to President Clinton in 1993, Daley coordinated the successful campaign to pass the North American Free Trade Agreement (NAFTA).

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Daley serves on the boards of directors of Boston Properties, Inc., The Art Institute of Chicago and Loyola University. He also sits on the Council on Foreign Relations. He earned an LL.B. from John Marshall Law School and a B.A. from Loyola University in Chicago.

Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 55,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

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